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                                                                   Exhibit 10.16


                                 1994 EXECUTIVE
                             STOCK OPTION AGREEMENT
                            NABORS INDUSTRIES, INC.


         This Agreement is effective the 28th day of December, 1994, between NABORS INDUSTRIES, INC., a Delaware corporation (the "Company"), and ANTHONY G. PETRELLO ("Optionee"),

                              W I T N E S S E T H:


         1. Grant of Option. The Company hereby grants to Optionee, subject to the terms and conditions herein set forth (the "Plan"), the right and option to purchase from the Company all or any part of an aggregate of 1,600,000 shares of Stock of the Company at the purchase price of $6.375 per share, such option to be exercisable as hereinafter provided.

         2. Terms and Conditions. The option evidenced hereby is subject to the following terms and conditions:

                (a)     Expiration Date.  The option shall expire on December
27, 2004.

                (b) Exercise of Option. Subject to the accelerated vesting as otherwise provided for in this Agreement, the option shall be exercisable in four equal installments in accordance with the following schedule: 400,000 on October 1, 1995 (the "First Installment"), a further 400,000 on October 1, 1996 (the "Second Installment"), a further 400,000 on October 1, 1997 ( the "Third Installment"), and a further 400,000 on October 1, 1998 (the "Fourth Installment"). However, in the event that the Common Stock of the Company trades at or above


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the Average Closing Price on or prior to the scheduled vesting date indicated in the table below, the relevant installment will be accelerated and become immediately vested:


                          SCHEDULED                          ACCELERATED IF
   INSTALLMENT           VESTING DATE                AVERAGE CLOSING PRICE EQUALS OR EXCEEDS
   -----------           ------------                ---------------------------------------
      First             October 1, 1995                             $7.3313
      Second            October 1, 1996                             $8.4309
      Third             October 1, 1997                             $9.6956
      Fourth            October 1, 1998                            $11.1499


In addition, in the event any installment is vested early as provided for in the preceding sentence, new options (hereinafter the "Reload Options") equal in number to the number of options of the installments vesting early shall be granted to the Optionee upon the exercise of such vested options or any other options held by the Optionee pursuant to any other grant prior, or subsequent, to the effective date of this Agreement in a number equal to the number of such options exercised. These Reload Options will have an exercise price equal to the Closing Price on the date of the new grant and shall be immediately vested and exercisable for a period from the date of grant through the expiration date of the original option replaced. Any option not exercised on any applicable vesting date may be exercised thereafter at any time, in whole or in part, before the relevant expiration date of the option. Any exercise shall be accompanied by a written notice to the Company specifying the number of shares as to which the option is being exercised. If the Optionee so requests, shares of Common Stock purchased upon exercise of an option may be issued in the name of the Optionee or another person.

                 (c) Payment of Purchase Price Upon Exercise. At the time of any exercise, Optionee shall deliver to the Company, together with the notice provided in paragraph (b) above, the full amount of the purchase price therefore payable either by bank cashier's check or certified check payable to the order of the Company or in Common Stock delivered by the


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Optionee valued at the Closing Price of such Common Stock, or any combination of cash or Common Stock in the sole discretion of the Optionee. The term "Closing Price" shall be the last sale price regular way on the date of exercise of the option or, in the case no sale takes place on such date, the average of the high bid and low asked prices regular way, in either case on the principal National Securities Exchange in which the Common Stock is listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any such securities exchange, the last sales price in the over-counter market as reported by NASDAQ or such other system then in use. If the Common Stock is not traded such that the Closing Price can be determined in accordance with the preceding sentence, the Closing Price shall mean the fair market value of the Common Stock as of the last day of the measuring period as determined by an independent investment banker approved by the Corporation and the Employee. The Average Closing Price shall be the average of the Closing Prices for a twenty
(20) day consecutive period of trading days.

                 (d) Exercise Upon Termination of Employment. Any option granted hereunder (including all Reload Options) may be exercised by the Optionee, his heirs, devisees, legatees or assigns at any time before the relevant expiration date, whether or not Optionee ceases to be an employee and whether or not such employment is terminated by voluntary written resignation, by action of the Company for cause, without cause, or by reason of death or disability, with respect to all options as to which his right of exercise has vested as provided for in paragraph (b) or as to which his right of exercise shall vest in accordance with the next sentence of this paragraph on the date of his termination of employment. In the event of a termination of employment for any reason, except by the Company for cause or by voluntary resignation by Optionee, all unvested options granted under this Agreement shall be immediately exercisable as of the date of his termination of his employment without regard to the installment provision set forth in paragraph


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(b) above. In this event, the target Average Closing Prices defined in paragraph
2(b) shall be deemed to have been achieved on or before the scheduled vesting date and Optionee shall also have the right to the Reload Options as described therein. The term "for cause" shall have the same meaning as in section
4(a)(vi) of the Optionee's Employment Agreement dated January 4, 1992 ("Employment Agreement").

                 (e) Transferability. This option may be transferred by the Employee with the consent of the Company which shall not be unreasonably withheld at any time; provided however, Section 2(d) of this Agreement shall be applied based on the Employee and his status and not that of any assignee.

                 (f) Adjustments. In the event of a reorganization, recapitalization, stock split, stock dividend, Extraordinary Dividend, combination of shares, consolidation, merger (other than a merger or consolidation which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares), any sale or transfer by the Company of all or substantially all of its assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group of all or a majority of the then outstanding voting securities of the Company, rights offering, or any other change in the corporate structure or rights with respect to any shares of the Company, adjustments shall be made to the number or type of stock subject to this Agreement and, in order to prevent dilution or enlargement of the rights of Optionee, to the number of Options, and the type and option price of stock subject to outstanding Options or as provided below with respect to Extraordinary Dividend. In the case of an Extraordinary Dividend, the Optionee shall be entitled to have distributed to him upon the exercise of any portion of the option an amount equal to the Extraordinary Dividend he would have received had he exercised such portion of the option immediately prior to the declaration of the Extraordinary Dividend. For this purpose, an Extraordinary Dividend shall mean any dividend or dividends paid or declared in


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the twelve month period immediately prior to the day after any such declaration in excess in the aggregate of 7% of the average Closing Price of the Common Stock during such period.

                 (g) Withholding of Taxes. No stock may be granted or option may be exercised unless the Grantee or the Optionee has paid, or has made provision, satisfactory to the Committee for payment of, federal, state and local income taxes, or any other taxes (other than stock transfer taxes) which the Company may be obligated to collect as a result of the issue or transfer of shares of Stock upon exercise of an option. The Optionee may elect that shares of Common Stock can be applied towards the payment of withholding taxes.

         3. Treatment of Options as Non-Qualified Stock Options. The Company and Optionee acknowledge that the stock options granted hereunder shall be treated as non-qualified stock options for U.S. federal income tax purposes.

         4.      Registration, Listing and Qualification of Shares of Stock.

                 (a) Registration. The Company, within six months of the date any option granted pursuant to this Agreement first becomes vested and exercisable, shall register all the shares underlying the options on a Registration Statement on Form S-8 ("S-8"). The Company shall also prepare and file a Form S-3 prospectus with such S-8.

                 (b) Listing. The Company, within six months of the date any option granted pursuant to this Agreement first becomes vested and exercisable, shall list all the shares underlying the options on the American Stock Exchange with an Additional Listing Application.

                 (c) Qualification. The Company may require Optionee to furnish to the Company, prior to the issuance of any shares upon the exercise of all or any part of this option,


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an agreement in which Optionee acknowledges the status of the shares and the conditions and the restrictions, if any, upon their sale or distribution under the applicable securities laws.

         5. Notices. Any notice hereunder to the Company shall be addressed to it at its office as follows: Attn: Corporate Secretary. Any notice hereunder to Optionee shall be addressed to him at The Houstonian, 111 North Post Oak Lane, Suite 445, Houston, Texas 77024. Either party may designate at any time hereafter in writing some other address.

         6. Binding Agreement. This Agreement constitutes the binding agreement of the parties with respect to the grant of options to the Optionee under the Plan. Notwithstanding any discretionary authority possessed by the Committee under the Plan or the Company to impose other terms or conditions on the grant or exercise of options, no additional terms or condition (other than those expressly stated in this Agreement) may be imposed by the unilateral action of the Committee or the Company. This Agreement may not be modified except by the mutual agreement of the parties in writing.

         7. No Termination or Amendment. No termination or amendment of the Plan by the Company, without the consent of Optionee, shall adversely affect the rights of Optionee with respect to any option granted under this Agreement.

         8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.





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                 IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first written above.





                                        NABORS INDUSTRIES, INC.



                                        By: /s/  Daniel McLachlin
                                            --------------------
                                             Daniel McLachlin





                                            /s/  Anthony G. Petrello
                                            ------------------------
                                             ANTHONY G. PETRELLO